Exhibit 10.2


                        AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement is entered into as of March 6, 2001 by and between Network Commerce Inc. ("Network Commerce") and Joe Edward Arciniega ("Employee" or "you").

     Network Commerce and Employee entered into an employment agreement by letter dated May 23, 2000 (the "Employment Agreement"). Network Commerce and Employee desire to amend the Employment Agreement in the manner described herein.

     NOW, THEREFORE, for valuable consideration, the parties agree that the Employment Agreement is hereby amended as follows:

     1. The following paragraph set forth in the Employment Agreement is hereby deleted and shall have no further force or effect:

     "If you voluntarily resign from Network Commerce, Inc., Network Commerce, Inc. shall pay you six months of salary, plus continue all benefits for six months."

     In its place, the following paragraph is added to the Employment Agreement to read as follows:

     "In lieu of paying you six months of salary in the event you voluntarily terminate your employment with Network Commerce, Network Commerce shall pay you the sum of $212,000.00 upon execution of this Amendment. Network Commerce shall also continue your benefits for six months following the effective date of termination."

     2. The following paragraph set forth in the Employment Agreement is hereby amended in its entirety to read as follows:

     "If Network Commerce terminates you (for a reason other than Cause, disability or death), breaches this agreement (and fails to correct breach within 30 days of notice), or causes you to resign by materially reducing your compensation, changing your job title without your consent, materially reducing your job responsibilities, changes your reporting directly to the Chairman & CEO, changes your stature, or requires that you relocate outside the greater Seattle area, Network Commerce shall continue to pay your salary for 6 months from termination. Network Commerce shall also pay you the pro rata share of your guaranteed bonus for 12 months from termination, continue to provide all benefits for 12 months and all unvested options granted to you shall immediately vest. Cause means intentional misconduct that has a material adverse effect on Network Commerce Inc. Misconduct by you will be considered Cause only if you have received written notice from the Network Commerce Board of the misconduct and you have not cured the misconduct within 15 business days of your receipt of the notice.

     3. Nothing in this Amendment is intended to cancel or otherwise modify the payments to be made by Network Commerce to you on March 31, 2001 and June 30, 2001 which are more fully described in the Employment Agreement.

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     4. Except as expressly modified hereby, the Employment Agreement remains in full force and effect.

     DATED as of the day and year first above written.

NETWORK COMMERCE:                               EMPLOYEE:

Network Commerce Inc.


By:/s/ Dwayne Walker                        By: /s/ Joe Edward Arciniega
Dwayne Walker                                   Joe Edward Arciniega
Chairman & CEO




















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